Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the First Quarter

Ended March 31, 2016

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 26, 2016): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $7.5 million, or $0.14 per diluted share, for the quarter ended March 31, 2016, up from $6.9 million, or $0.13 per diluted share, for the quarter ended December 31, 2015 and $6.4 million, or $0.12 per diluted share, for the quarter ended March 31, 2015. The Company’s return on average assets was 0.83% for the quarter ended March 31, 2016, up from 0.80% for the quarter ended December 31, 2015 and 0.78% for the quarter ended March 31, 2015. For the quarter ended March 31, 2016, the Company’s return on average equity was 5.11%, up from 4.67% for the quarter ended December 31, 2015 and 4.41% for the quarter ended March 31, 2015.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “It is my great pleasure to report record quarterly net income of $7.5 million for the first quarter of 2016, up 9% from the fourth quarter of 2015 and 17% from the first quarter of 2015. During the first quarter, we grew to $3.7 billion in total assets, reflecting record first quarter net loan growth of $162 million, or 21% on an annualized basis, and net deposit growth of $168 million, or 25% on an annualized basis. This organic growth has resulted in a 25% increase in core pre-tax income, which excludes gains on sales of securities, of $2.1 million to $10.7 million for the first quarter of 2016 from the first quarter of last year reflecting rising net interest income and improving operating efficiency. We are building on this momentum following the opening of our 30th branch in Boston’s Chinatown neighborhood in March with the introduction of an innovative mobile branch in the second quarter and plans for our second branch in Brookline to be opened by year end as we continually evaluate other new opportunities to expand our franchise footprint in the greater Boston market area.”

The Company’s net interest income was $28.4 million for the quarter ended March 31, 2016, up $1.0 million, or 3.8%, from $27.3 million for the quarter ended December 31, 2015 and $4.0 million, or 16.3%, from $24.4 million for the quarter ended March 31, 2015. The interest rate spread and net interest margin on a tax-equivalent basis were 3.18% and 3.39%, respectively, for the quarter ended March 31, 2016 compared to 3.17% and 3.39%, respectively, for the quarter ended December 31, 2015 and 3.01% and 3.23%, respectively, for the quarter ended March 31, 2015. The increases in net interest income were due primarily to loan growth, partially offset by growth in total deposits and borrowings for the quarter ended March 31, 2016 compared to the quarters ended December 31, 2015 and March 31, 2015.

Total interest and dividend income increased to $34.2 million for the quarter ended March 31, 2016, up $1.5 million, or 4.7%, from the quarter ended December 31, 2015 and $4.6 million, or 15.6%, from the quarter ended March 31, 2015, primarily due to growth in the Company’s average loan balances to $3.146 billion and increases in the yield on loans on a tax-equivalent basis to 4.36%. Total interest expense increased to $5.8 million for the quarter ended March 31, 2016, up $505,000, or 9.5%, from the quarter ended December 31, 2015 and $620,000, or 12.0%, from the quarter ended March 31, 2015, primarily due to the growth in average total deposits to $2.807 billion and increases in the cost of average total deposits to 0.75%. The Company’s yield on interest-earning assets on a tax-equivalent basis increased to 4.06% for the quarter ended March 31, 2016 from 4.03% for the quarter ended December 31, 2015 and 3.89% for the quarter ended March 31, 2015, while the cost of funds was 0.78% for the quarter ended March 31, 2016 compared to 0.75% for the quarter ended December 31, 2015 and 0.78% for the quarter ended March 31, 2015.

Mr. Gavegnano noted, “Over the past twelve months, our total loans grew $564 million, or 21%, driving our trend of steadily rising quarterly net interest income. Our net interest margin also expanded over the past year along with our strong loan growth as loan yields and the cost of funds remained relatively stable. Our lending pipeline remains strong as we continue to expand our funding capacity.”

The Company’s provision for loan losses increased to $1.1 million for the quarter ended March 31, 2016 from $544,000 for the quarter ended December 31, 2015 and $60,000 for the quarter ended March 31, 2015, primarily due to commercial loan growth. The increases in the provision for loan losses were also based on management’s assessment of loan portfolio growth and composition changes, improving historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $34.4 million or 1.06% of total loans at March 31, 2016, compared to $33.4 million or 1.08% of total loans at December 31, 2015 and $28.6 million or 1.07% of total loans at March 31, 2015. Net charge-offs totaled $81,000 for the quarter ended March 31, 2016, or 0.01% of average loans outstanding on an annualized basis compared to net recoveries of $274,000 for the quarter ended December 31, 2015, or 0.04% of average loans outstanding on an annualized basis and net recoveries of $72,000 for the quarter ended March 31, 2015, or 0.01% of average loans outstanding on an annualized basis.

Non-accrual loans were $30.7 million, or 0.95% of total loans outstanding, at March 31, 2016 compared to $31.3 million, or 1.02% of total loans outstanding, at December 31, 2015 and $28.9 million, or 1.08% of total loans outstanding, at March 31, 2015. Non-accrual loans at March 31, 2016 decreased $656,000 or 2.1% compared to December 31, 2015, primarily due to a decrease of $1.2 million in construction loans, partially offset by increases of $398,000 in one- to four-family loans and $220,000 in home equity loans. Non-accrual construction loans include a $12.4 million construction loan placed on non-accrual status during the second quarter of 2015. Non-performing assets were $31.3 million, or 0.84% of total assets, at March 31, 2016, compared to $31.3 million, or 0.89% of total assets, at December 31, 2015 and $30.0 million, or 0.89% of total assets, at March 31, 2015.

Mr. Gavegnano commented, “Our credit quality remains solid as we continue the hard work of reducing and minimizing non-performing assets through diligent credit monitoring, collection and workout efforts. In particular, steady progress is being made toward resolution and collection of the $12.4 million remaining balance on the non-accrual multi-family construction loan in Boston.” Mr. Gavegnano added, “Our Shared National Credit loan portfolio at March 31, 2016 was comprised of two performing commercial real estate loans totaling $17.7 million. These are seasoned loans in our lending footprint with no charge-offs to date or exposure to the energy industry.”

Non-interest income was $2.7 million for the quarter ended March 31, 2016, compared to $2.7 million for the quarter ended December 31, 2015 and $3.4 million for the quarter ended March 31, 2015. For the quarter ended March 31, 2016, non-interest income decreased $658,000, or 19.6%, from the quarter ended March 31, 2015 primarily due to a decrease of $961,000 in gain on sales of securities, net, partially offset by increases of $190,000 in customer service fees and $146,000 in loan fees.

Non-interest expenses were $19.2 million, or 2.13% of average assets for the quarter ended March 31, 2016, compared to $19.2 million, or 2.24% of average assets for the quarter ended December 31, 2015 and $18.1 million, or 2.19% of average assets for the quarter ended March 31, 2015. For the quarter ended March 31, 2016, non-interest expenses increased $1.2 million, or 6.4%, from the quarter ended March 31, 2015, primarily due to increases of $1.3 million in salaries and employee benefits and $214,000 in other general and administrative expenses, partially offset by decreases of $181,000 in marketing and advertising and $136,000 in occupancy and equipment expenses. The increase in salaries and employee benefits expense was primarily due to annual increases in employee compensation and health benefits during the three months ended March 31, 2016 and expenses associated with the November 2015 grant of restricted stock and stock options to the Company’s directors, officers and employees. The decrease in marketing and advertising expense reflected lower advertising production and direct mail costs and cost savings associated with the 2015 rebranding of the former Mt. Washington Bank Division into the East Boston Savings Bank brand. The decrease in occupancy and equipment expenses was primarily due to lower snow removal costs during the three months ended March 31, 2016. The Company’s efficiency ratio improved to 62.01% for the quarter ended March 31, 2016 from 63.81% for the quarter ended December 31, 2015 and 67.61% for the quarter ended March 31, 2015.

Mr. Gavegnano concluded, “Our efficiency ratio for the first quarter of 2016 improved to 62%, the lowest level in our history. The continuing improvement in our efficiency ratio is due to the steady rise in net interest income driven by strong loan growth, along with prudent expense control. We expect this trend to continue as we move forward with our strategic growth plans.”

The Company recorded a provision for income taxes of $3.3 million for the quarter ended March 31, 2016, reflecting an effective tax rate of 30.6%, compared to $3.4 million, or a 33.1% effective tax rate, for the quarter ended December 31, 2015 and $3.2 million, or a 33.4% effective tax rate, for the quarter ended March 31, 2015. The changes in the income tax provision and effective tax rate were primarily due to changes in the components of pre-tax income.

Total assets increased $204.9 million, or 5.8%, to $3.729 billion at March 31, 2016 from $3.525 billion at December 31, 2015. Net loans increased $162.5 million, or 5.3%, to $3.208 billion at March 31, 2016 from $3.045 billion at December 31, 2015. The net increase in loans for the three months ended March 31, 2016 was primarily due to increases of $83.1 million in commercial real estate loans, $77.4 million in commercial and industrial loans, $13.5 million in multi-family loans and $1.1 million in home equity loans, partially offset by decreases of $7.9 million in construction loans and $3.0 million in one- to four-family loans. Cash and due from banks increased $57.8 million, or 59.9%, to $154.1 million at March 31, 2016 from $96.4 million at December 31, 2015. Securities available for sale decreased $9.5 million, or 6.7%, to $132.1 million at March 31, 2016 from $141.6 million at December 31, 2015.

Total deposits increased $168.4 million, or 6.1%, to $2.911 billion at March 31, 2016 from $2.743 billion at December 31, 2015. Core deposits, which exclude certificate of deposits, increased $72.5 million, or 3.9%, to $1.927 billion, or 66.2% of total deposits, at March 31, 2016. Total borrowings increased $44.2 million, or 26.4%, to $211.4 million at March 31, 2016 from $167.2 million at December 31, 2015.

Total stockholders’ equity decreased $5.4 million, or 0.9%, to $582.7 million at March 31, 2016, from $588.1 million at December 31, 2015. The decrease for the three months ended March 31, 2016 was primarily due to a $13.4 million repurchase of 976,417 shares of the Company’s common stock and a dividend of $0.03 per share totaling $1.5 million, partially offset by increases of $7.5 million in net income, $1.3 million related to stock-based compensation plans and $742,000 in accumulated other comprehensive income, reflecting an increase in the fair value of available for sale securities. Stockholders’ equity to assets was 15.62% at March 31, 2016, compared to 16.69% at December 31, 2015. Book value per share increased to $10.81 at March 31, 2016 from $10.72 at December 31, 2015. Tangible book value per share increased to $10.56 at March 31, 2016 from $10.47 at December 31, 2015. Market price per share decreased $0.18, or 1.3%, to $13.92 at March 31, 2016 from $14.10 at December 31, 2015. At March 31, 2016, the Company and the Bank continued to exceed all regulatory capital requirements.

During the quarter ended March 31, 2016, the Company repurchased 976,417 shares of its stock at an average price of $13.71 per share. As of March 31, 2016, the Company had repurchased 1,698,521 shares of its stock at an average price of $13.43 per share, or 62.1% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program as adopted in August 2015.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 30 full-service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands)
ASSETS
Cash and due from banks	$154,122	$96,363	$273,433
Certificates of deposit	92,675	99,062	85,000
Securities available for sale, at fair value	132,115	141,646	199,727
Federal Home Loan Bank stock, at cost	13,021	10,931	12,725
Loans held for sale	1,194	4,669	5,814
Loans:
One- to four-family	455,438	458,423	459,154
Home equity lines of credit	47,807	46,660	48,581
Multi-family	430,871	417,388	406,713
Commercial real estate	1,411,410	1,328,344	1,138,996
Construction	413,660	421,531	277,506
Commercial and industrial	477,450	400,051	342,330
Consumer	9,832	10,028	8,954

Total loans	3,246,468	3,082,425	2,682,234
Allowance for loan losses	(34,390)	(33,405)	(28,601)
Net deferred loan origination fees	(4,342)	(3,778)	(2,588)

Loans, net	3,207,736	3,045,242	2,651,045
Bank-owned life insurance	39,859	39,557	38,907
Foreclosed real estate, net	638	—	1,046
Premises and equipment, net	40,733	40,248	38,705
Accrued interest receivable	8,831	8,574	7,545
Deferred tax asset, net	20,868	21,246	16,397
Goodwill	13,687	13,687	13,687
Other assets	3,976	3,284	3,594

Total assets	$3,729,455	$3,524,509	$3,347,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$388,731	$370,546	$306,736
NOW deposits	360,237	334,753	307,954
Money market deposits	880,186	860,957	1,009,758
Regular savings and other deposits	297,806	288,180	285,000
Certificates of deposit	984,459	888,582	684,836

Total deposits	2,911,419	2,743,018	2,594,284
Short-term borrowings	—	20,000	—
Long-term debt	211,426	147,226	144,110
Accrued expenses and other liabilities	23,926	26,139	25,626

Total liabilities	3,146,771	2,936,383	2,764,020

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,895,870, 54,875,237 and 54,946,694 shares issued at March 31, 2016, December 31, 2015 and March 31, 2015, respectively	539	549	549
Additional paid-in capital	391,399	403,737	411,173
Retained earnings	212,158	206,214	191,120
Accumulated other comprehensive (loss) income	(1,350)	(2,092)	1,707
Unearned compensation - ESOP, 2,770,123, 2,800,564 and 2,891,887 shares at March 31, 2016, December 31, 2015 and March 31, 2015, respectively	(20,062)	(20,282)	(20,944)

Total stockholders’ equity	582,684	588,126	583,605

Total liabilities and stockholders’ equity	$3,729,455	$3,524,509	$3,347,625

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$33,097	$31,555	$28,332
Interest on debt securities:
Taxable	266	297	511
Tax-exempt	33	38	42
Dividends on equity securities	400	422	387
Interest on certificates of deposit	170	168	136
Other interest and dividend income	218	159	170

Total interest and dividend income	34,184	32,639	29,578

Interest expense:
Interest on deposits	5,228	4,800	4,677
Interest on short-term borrowings	6	5	—
Interest on long-term debt	571	495	508

Total interest expense	5,805	5,300	5,185

Net interest income	28,379	27,339	24,393
Provision for loan losses	1,066	544	60

Net interest income, after provision for loan losses	27,313	26,795	24,333

Non-interest income:
Customer service fees	1,947	2,114	1,757
Loan fees	312	203	166
Mortgage banking gains, net	70	119	110
Gain (loss) on sales of securities, net	59	(57)	1,020
Income from bank-owned life insurance	302	295	296
Other income	2	—	1

Total non-interest income	2,692	2,674	3,350

Non-interest expenses:
Salaries and employee benefits	12,513	11,618	11,167
Occupancy and equipment	2,484	2,482	2,620
Data processing	1,257	1,317	1,263
Marketing and advertising	713	1,160	894
Professional services	613	652	673
Foreclosed real estate	8	109	14
Deposit insurance	452	527	461
Other general and administrative	1,190	1,322	976

Total non-interest expenses	19,230	19,187	18,068

Income before income taxes	10,775	10,282	9,615
Provision for income taxes	3,298	3,407	3,210

Net income	$7,477	$6,875	$6,405

Earnings per share:
Basic	$0.14	$0.13	$0.12
Diluted	$0.14	$0.13	$0.12
Weighted average shares:
Basic	51,569,683	51,982,009	51,862,146
Diluted	52,663,921	53,092,652	53,003,621

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$3,146,449	$34,104	4.36%	$2,995,593	$32,427	4.29%	$2,686,367	$29,120	4.40%
Securities and certificates of deposits	231,604	1,034	1.80	242,945	1,100	1.80	286,790	1,240	1.75
Other interest-earning assets (3)	123,476	218	0.71	78,836	159	0.80	212,063	170	0.33

Total interest-earning assets	3,501,529	35,356	4.06	3,317,374	33,686	4.03	3,185,220	30,530	3.89

Noninterest-earning assets	114,476			114,080			113,019

Total assets	$3,616,005			$3,431,454			$3,298,239

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$338,517	500	0.59	$308,105	455	0.59	$295,317	457	0.63
Money market deposits	873,774	1,745	0.80	873,355	1,762	0.80	980,104	2,078	0.86
Regular savings and other deposits	290,463	103	0.14	284,085	102	0.14	274,516	151	0.22
Certificates of deposit	936,674	2,880	1.24	831,152	2,481	1.18	697,963	1,991	1.16

Total interest-bearing deposits	2,439,428	5,228	0.86	2,296,697	4,800	0.83	2,247,900	4,677	0.84
Borrowings	199,779	577	1.16	151,416	500	1.31	150,939	508	1.36

Total interest-bearing liabilities	2,639,207	5,805	0.88	2,448,113	5,300	0.86	2,398,839	5,185	0.88

Noninterest-bearing demand deposits	368,038			370,061			295,520
Other noninterest-bearing liabilities	23,312			24,285			23,465

Total liabilities	3,030,557			2,842,459			2,717,824
Total stockholders’ equity	585,448			588,995			580,415

Total liabilities and stockholders’ equity	$3,616,005			$3,431,454			$3,298,239

Net interest-earning assets	$862,322			$869,261			$786,381

Fully tax-equivalent net interest income		29,551			28,386			25,345
Less: tax-equivalent adjustments		(1,172)			(1,047)			(952)

Net interest income		$28,379			$27,339			$24,393

Interest rate spread (1)(4)			3.18%			3.17%			3.01%
Net interest margin (1)(5)			3.39%			3.39%			3.23%
Average interest-earning assets to average interest-bearing liabilities		132.67%			135.51%			132.78%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,807,466	$5,228	0.75%	$2,666,758	$4,800	0.71%	$2,543,420	$4,677	0.75%
Total deposits and borrowings, including noninterest-bearing demand deposits	$3,007,245	$5,805	0.78%	$2,818,174	$5,300	0.75%	$2,694,359	$5,185	0.78%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, yields on loans before tax-equivalent adjustments were 4.23%, 4.18% and 4.28%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.51%, 1.51% and 1.52%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 3.93%, 3.90% and 3.77%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 was 3.05%, 3.04% and 2.89%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 was 3.26%, 3.27% and 3.11%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Key Performance Ratios
Return on average assets (1)	0.83%	0.80%	0.78%
Return on average equity (1)	5.11	4.67	4.41
Interest rate spread (1) (2)	3.18	3.17	3.01
Net interest margin (1) (3)	3.39	3.39	3.23
Non-interest expense to average assets (1)	2.13	2.24	2.19
Efficiency ratio (4)	62.01	63.81	67.61

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$9,662	$9,264	$13,442
Home equity lines of credit	1,983	1,763	1,999
Commercial real estate	3,686	3,663	5,307
Construction	14,612	15,849	7,271
Commercial and industrial	745	805	894

Total non-accrual loans	30,688	31,344	28,913
Foreclosed assets	638	—	1,046

Total non-performing assets	$31,326	$31,344	$29,959

Allowance for loan losses/total loans	1.06%	1.08%	1.07%
Allowance for loan losses/non-accrual loans	112.06	106.58	98.92
Non-accrual loans/total loans	0.95	1.02	1.08
Non-accrual loans/total assets	0.82	0.89	0.86
Non-performing assets/total assets	0.84	0.89	0.89

Capital and Share Related
Stockholders’ equity to total assets	15.62%	16.69%	17.43%
Book value per share	$10.81	$10.72	$10.62
Tangible book value per share	$10.56	$10.47	$10.37
Market value per share	$13.92	$14.10	$13.17
Shares outstanding	53,895,870	54,875,237	54,946,694

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.